Exhibit 99.1

Itron Aligns Organization with Core Markets to Drive Growth and Performance

Reorganization Leverages Company's Global Reach to Increase Profitability, Strengthen Competitiveness and Solidify Position as the Worldwide Leader in Innovative Solutions Designed For Utilities

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--March 14, 2011--Itron Inc. (NASDAQ:ITRI) announced today a reorganization to deliver simple, focused operations for greater growth and efficiency. The new structure better enables Itron to meet its near- and long-term goals by strategically aligning global operations with the markets it serves. Utility customers will benefit from global mind-share and expanded technology options.

Effective immediately, Itron’s global organization will begin operating in two primary segments, Energy and Water, establishing a unified approach to serving global markets. Philip Mezey, currently Senior Vice President and Chief Operating Officer, Itron North America, will become President and Chief Operating Officer—Energy. Marcel Regnier, currently Senior Vice President and Chief Operating Officer, Itron International, will become President and Chief Operating Officer—Water. This new alignment provides a deeper focus on solving Itron’s customers’ critical business challenges through technology investments and global best-practices. Itron’s ability to successfully deliver across many markets reinforces its competitive position.

“Itron will continue to be a leader in the industry, and we want to accelerate positive change and growth. To accomplish this, we need to do more than just evolve, we need to transform,” said Malcolm Unsworth, Itron’s President and Chief Executive Officer. “This reorganization gives us more agility to execute on our vision for the company, which includes growing revenue, expanding our global presence, broadening our product portfolio and streamlining our operations.”

This move will significantly improve operational efficiencies through a range of near- and long-term actions, including unifying back-office IT and financial systems, allowing Itron to automate processes for faster decision making, while building upon global systems that will dramatically lower operating expenses over time.

Uniting both market focus and internal systems create an environment for easier collaboration and faster innovation. Aligning resources and sharing experiences help generate ideas for new products in broadening markets. Global cooperation is the key to solving pressing challenges across all markets.

About Itron:

At Itron, we’re dedicated to delivering end-to-end smart grid and smart distribution solutions to electric, gas and water utilities around the globe. Our company is the world’s leading provider of smart metering, data collection and utility software systems, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our offerings include electricity, gas, water and heat meters; network communication technology; collection systems and related software applications; and professional services. To realize your smarter energy and water future, start here: www.itron.com.

CONTACT:
Itron
Ranny Dwiggins, 509-891-3443
Vice President, Investor Relations
ranny.dwiggins@itron.com
or
Sharelynn Moore, 509-891-3524
Director, Itron Marketing & Communications
sharelynn.moore@itron.com